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                                 EXHIBIT 99(c)

                              PRESIDENT'S LETTER
                           TO SECURITY SHAREHOLDERS

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                [SECURITY BANK, NATIONAL ASSOCIATION LETTERHEAD]


                          _____________________, 1994



Dear Shareholders:

          A special meeting of shareholders (the "Meeting") of Security Bank, National Association ("Security") will be held at ________ P.M., Houston time, on ___________ ___, 1994, at __________________________________ in
Houston, Texas. At the Meeting, Security's shareholders will consider and vote to approve, ratify, confirm and adopt an Agreement and Plan of Merger pursuant to which it is proposed that Security will merge (the "Merger") with and into Compass Security Interim Bank ("Interim"), a Texas state interim bank and wholly-owned subsidiary of Compass Bancshares, Inc. ("Compass") being formed for the purpose of effecting the Merger. The enclosed Notice of Special Meeting of Shareholders outlines the business to be transacted at the Meeting, and the enclosed Proxy Statement/Prospectus explains the terms of the proposed Merger and provides other information concerning Security, Interim and Compass. We urge you to read these materials carefully.

          Your Board of Directors believes that the Merger will provide significant value to all Security shareholders and the affiliation of Security with Compass through the Merger will enable Security to serve its customers and communities better and to compete more effectively with other financial institutions. After the Merger, Security's shareholders will own publicly traded stock in Compass, a much larger, more diversified financial institution with a history of paying dividends on its common stock.

          For the Merger to become effective, among other conditions described in the Proxy Statement/Prospectus, the holders of at least two-thirds of the outstanding shares of Security's common stock and each class of Security's preferred stock must vote in favor of the Merger. THE BOARD OF DIRECTORS OF SECURITY UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER.

          You are cordially invited to attend the Meeting. Your Board of Directors cannot stress strongly enough that the vote of every shareholder, regardless of the number of shares owned, is important. FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you need assistance in completing your Proxy, please call Adam J. Newar at Security at (713) 666-3100.

                                         Very truly yours,



                                         Frank S. Goldberg